Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BIOTIME, INC. TO FORM ASIAN SUBSIDIARY

Enters into Agreements with Dr. Lu Daopei and
Nanshan Memorial Medical Institute Limited

BEIJING, CHINA, September 23, 2009 and ALAMEDA, CA, September 22, 2009 – BioTime, Inc. (OTCBB: BTIM) announced today that it will organize a new subsidiary, BioTime Asia, Limited, for the purpose of clinically developing and marketing therapeutic stem cell products in the People’s Republic of China, and marketing stem cell research products in China and other countries in Asia.  BioTime Asia will initially seek to develop the therapeutic products for the treatment of ophthalmologic, skin, musculo-skeletal system and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer.

BioTime has engaged the services of Dr. Lu Daopei to facilitate BioTime Asia in arranging and managing clinical trials of therapeutic stem cell products.  Dr. Lu is a world-renowned hematologist and expert in the field of hematopoietic stem cell transplants who pioneered the first successful syngeneic bone marrow stem cell transplant in the People’s Republic of China to treat aplastic anemia and the first allogeneic peripheral blood stem cell transplant to treat acute leukemia.  Nanshan Memorial Medical Institute Limited (“NSMMI”), a private Hong Kong company, has entered into an agreement with BioTime under which NSMMI will become a minority shareholder in BioTime Asia and will provide BioTime Asia with its initial laboratory facilities and an agreed number of research personnel and will arrange financing for clinical trials.

BioTime and its subsidiary Embryome Sciences, Inc. will license the new venture rights to use certain stem cell technology, and will sell the new venture stem cell products for therapeutic use and for resale as research products.  To the extent permitted by law, BioTime Asia will license back to BioTime for use outside of China any new technology that BioTime Asia might develop or acquire.

BioTime’s obligations are subject to certain conditions and contingencies, including the completion of feasibility studies for the venture.  Either BioTime or NSMMI may terminate the agreement if certain clinical trial milestones are not met, including the commencement of the first clinical trial of a therapeutic stem cell product within two years.  BioTime’s potential therapeutic products are at a very early stage of preclinical development.  Before any clinical trials can commence, BioTime Asia would have to compile sufficient laboratory test data substantiating the characteristics and purity of the stem cells, likely to include animal studies, and then obtain all necessary regulatory and clinical trial site approvals, and assemble a team of physicians and statisticians for the trials.

“Dr. Lu is widely recognized for his pioneering research in stem cell biology and for instituting leading stem cell-based therapies through Daopei Hospital in China,” said Michael West, Ph.D., BioTime’s CEO. “We look forward to working together to potentially bring to the population of China new life-saving therapies based on stem cell technology.”

“I have dedicated my life to treating patients who suffered from dreadful hematologic ailments, and I wish I can continue to make breakthroughs and contributions to China’s stem cell therapy,” said Dr. Lu.

About Dr. Lu Daopei

Professor Lu Daopei, M.D. served as director of Peking University Institute of Hematology from 1981-2005.  Dr. Lu was elected as a permanent member (academician) of Chinese Academy of Engineering, was elected as a member of the second presidium of CAE.  He is a member of Academic Committee of Peking University Health Science Center; Chair of Hematology at Peking University Health Science Center; a member of the Standing Committee of Chinese Medical Association; Chairman of the Committee of Medical Nomenclature; President of the Chinese Society of Hematology CMA; and Chairman of the Committee of Hematologic Malignancies of the CACA. In 2002, Dr. Lu was elected to be the vice president of Asian Hematology Association, and he was the Chairman of the 11th Congress of International Society of Hematology-Asian Pacific Division.  Dr. Lu is a prolific writer and medical researcher with publication of more than 300 peer-reviewed articles, reviews and book chapters.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders.  BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc.  In addition to its stem cell products, BioTime markets blood plasma volume expanders and related technology for use in surgery, emergency trauma treatment, and other applications.  BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.  Additional information about BioTime can be found on the web at www.biotimeinc.com.

About Nanshan Memorial Medical Institute (NSMMI)

Nanshan Memorial Medical Institute is a multi-platform organization engaging in healthcare-related R&D, education, and innovative therapeutics.  NSMMI has a broad clinical and scientific network worldwide, particularly in China and the USA.  The subsidiary, BioTime Asia is a partnership with BioTime, Inc. to develop safe and efficacious stem cell therapeutics in China.  NSMMI is the host of the 2009 China-USA Scientific Forum of Stem Cell and Regenerative Medicine (September 22-23, 2009, Beijing, P.R. China).

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext 301

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